Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the salesforce.com, inc. 2006 Inducement Equity Incentive Plan and the Assistly, Inc. 2009 Stock Plan of our reports dated March 23, 2011, with respect to the consolidated financial statements and schedule of salesforce.com, inc., and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 27, 2011